Exhibit 99.1

Thryv Announces Promotion of Grant Freeman to New Role of Thryv President

DALLAS—August 24, 2023 – Thryv Holdings, Inc. (NASDAQ:THRY) (“Thryv'' or the “Company”), the provider of the leading small and medium sized business (“SMB”) software platform, announced today that Chief Customer Officer Grant Freeman has been promoted to the new role of Thryv President, effective September 1, 2023. Freeman will report to CEO, Joe Walsh, who will continue as Chairman and CEO.

“Grant has proven to be a SaaS growth leader with a distinguished track record,” said Joe Walsh, Chairman and CEO. “Over the last eight years, he has played a key role in effectively helping to transition the company from solely a marketing services business to a fast-growing, market-leading SaaS company. Grant has been an instrumental part of our shift taking on roles including sales, training, operations, client experience and client success. He has been vital to creating a new culture focused on both client and employee experience. I have known Grant for 20 years and have seen him grow into a polished and effective executive. With this promotion, we are deepening the bench strength of our management team as we continue to scale and focus on profitable SaaS growth."

“Thryv is pursuing a noble cause in helping small businesses around the globe,” said Grant Freeman, President. "In this new role, I am committed to building profitable SaaS growth while maintaining operational excellence. We are uniquely positioned to be the leader in helping small businesses solve the many issues that they face. We have a talented leadership team, great products, incredible service, amazing employees, and even better clients.  I look forward to leading the operational team into its next chapter under Joe’s continued leadership.”

At Thryv, Freeman has been leading the Thryv Client Success team, focused on continually improving the experience delivered across a client’s journey to create highly engaged clients. He has been overseeing acquisition, retention, and onboarding as well as monetization for the software segment at Thryv. Under Freeman’s leadership, Thryv has had double digit client growth while increasing active user engagement by more than 18% year-over-year. In addition, Freeman has led the learning teams for the organization. Prior to joining Thryv, Grant served as director of digital media for hibu/Yellowbook. While there, he led a team of senior digital specialists and was instrumental in helping the company reach its digital revenue targets. He and his team were also responsible for training across 23 states.

Freeman holds a BA degree in Marketing from Pennsylvania State University. He is married and the parent of two teenagers.

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2200 West Airfield Dr., TX 29, P.O. Box 619810, D/FW Airport, TX 75261 ⎪ thryv.com

About Thryv Holdings, Inc.
Thryv Holdings, Inc. (NASDAQ: THRY) is a global leader in small business management software. More than 55,000 small- to medium-sized businesses (SMBs) utilize our award-winning SaaS platform, Thryv®, to grow and modernize their operations, empowering them to win in today’s economy. Thryv also manages the digital and print presence of over 400,000 SMBs, connecting them to local consumers via proprietary local online and print directories and popular social media and search engines, helping them gain new customers and grow their bottom line. For more information about Thryv Holdings, Inc, visit thryv.com.

Media Contact:
Paige Blankenship
Thryv, Inc.
214.392.9609
paige.blankenship@thryv.com

Investor Contact:
Cameron Lessard
Thryv, Inc.
214.773.7022
cameron.lessard@thryv.com

2200 West Airfield Dr., TX 29, P.O. Box 619810, D/FW Airport, TX 75261 ⎪ thryv.com